Exhibit 10.40

AMENDMENT NO. 1 AND JOINDER TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 1 AND JOINDER TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of September 15, 2009 is by and among the financial institutions listed on the signature pages hereto as existing lenders (the “Existing Lenders”), the financial institutions listed on the signature hereto as incremental lenders (the “Incremental Lenders”, and together with the Existing Lenders, the “Lenders”), Wachovia Capital Finance Corporation (Central), as administrative agent and collateral agent for the Lenders (“Agent”), and Gregg Appliances, Inc., an Indiana corporation (“Borrower”).

R E C I T A L S:

WHEREAS, Agent, Existing Lenders, Borrower, and HHG Distributing, LLC, an Indiana limited liability company (“HHG”), are parties to that certain Amended and Restated Loan and Security Agreement dated as of July 25, 2007 (as amended, the “Loan Agreement”; capitalized terms used and not defined herein shall have the meanings assigned to them in the Loan Agreement, as amended hereby);

WHEREAS, the Borrower has requested that the Agent and Existing Lenders amend the Loan Agreement, and the Agent and Existing Lenders have agreed to such amendment pursuant to the terms and conditions set forth herein; and

WHEREAS, the Borrower has delivered to Agent its request to increase the Maximum Credit by $25,000,000 pursuant to Section 2.3 of the Loan Agreement, which amount is the maximum increase permitted thereby, and the Incremental Lenders have agreed to provide new or additional Commitments in the amounts set forth on Schedule A hereto pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendment to Loan Agreement. Immediately upon the satisfaction of each of the applicable conditions precedent set forth in Section 3 of this Agreement, the following amendment to the Loan Agreement shall become effective as of the date hereof:

(a) The definition of “Borrowing Base” set forth in Section 1 of the Loan Agreement is hereby amended by amending and restating subclause (a)(i)(C)(1) of such definition to read as follows:

“(1) ninety (90%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, or”

(b) The definition of “Cash Dominion Event” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:

“Cash Dominion Event” shall mean either (a) an Event of Default shall exist or have occurred and be continuing or (b) the period commencing on the fifth (5th) consecutive Business Day on which Excess Availability is less than $18,750,000 and ending on a Cash Dominion Reversion.

(c) The definition of “Cash Dominion Reversion” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:

“Cash Dominion Reversion” shall mean with respect to the first two (2) Cash Dominion Events in any twelve (12) month period, that Excess Availability has been equal to or greater than $18,750,000 for sixty (60) consecutive days, provided, that, if a third Cash Dominion Event occurs during such twelve (12) month period, a Cash Dominion Reversion will occur only in the event that Excess Availability has been equal to or greater than $18,750,000 for three hundred sixty (360) consecutive days.

(d) The definition of “Commitment” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:

“Commitment” shall mean, at any time, as to each Lender, the principal amount set forth next to such Lender’s name on Schedule 1.27 hereto designated as the Commitment of such Lender or on Schedule 1 to an Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof or on Schedule A to the First Amendment pursuant to which such Lender became a Lender hereunder or increased its commitment hereunder, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as the “Commitments.”

(e) The definition of “Excess Availability” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:

“Excess Availability” shall mean the amount, as determined by Agent, calculated at any date of determination in accordance with the terms hereof, equal to (a) the Borrowing Base (after giving effect to any Reserves other than any Reserves in respect to Letter of Credit Accommodations), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (other than any outstanding Letter of Credit Accommodations) plus (ii) the amount of all Reserves then established in respect of Letter of Credit Accommodations; provided, however, that with respect to calculations of “Excess Availability” made under Sections 7.3, 9.18 and 9.21 and the definitions of “Cash Dominion Event” and “Cash Dominion Reversion” for dates of determination in October and November of any year, the amount determined by the foregoing calculation shall be increased by the lesser of (x) Suppressed Availability and (y) $5,000,000.

(f) The definition of “Fee Letter” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:

“Fee Letter” shall mean (a) the letter agreement, dated May 4, 2007, by and among Borrower, Agent, Term Loan Agent and Lead Arranger setting forth, among other fees, certain fees payable by Borrower to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, and (b) the letter agreement, dated July 15, 2009, by and among Borrower, Agent and Lead Arranger setting forth certain fees payable to the Lead Arranger.

(g) Section 1 of the Loan Agreement is hereby amended by inserting, in the appropriate alphabetical order, the following new definition:

“First Amendment” shall mean that certain Amendment No. 1 and Joinder to Amended and Restated Loan and Security Agreement, dated as of September 15, 2009, by and among the Borrower, Agent and the Lenders signatory thereto, pursuant to which the Maximum Credit was increased pursuant to Section 2.3 hereof by the maximum amount permitted thereby.

(h) The definition of “Lenders” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:

“Lenders” shall mean the financial institutions which are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Sections 2.3 and/or 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender.”

(i) The definition of “Maximum Credit” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:

“Maximum Credit” shall mean (i) prior to the effectiveness of the First Amendment, the amount of $100,000,000, and (ii) from and after the effectiveness of the First Amendment, the amount of $125,000,000 (which amount gives effect to the exercise of the maximum increase in the Maximum Credit permitted by Section 2.3 hereof).

(j) The definition of “Pro Rata Share” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:

“Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Sections 2.3 and 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

(k) The definition of “Required Lenders” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:

“Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least more than fifty (50%) percent of the then outstanding Obligations are owing; provided, that, so long as any one Lender’s Pro Rata Share is more than fifty (50%) percent of the aggregate of the Commitments of all Lenders, then Required Lenders shall mean such Lender and any other Lender. For the purposes of determining Required Lenders, Wachovia Capital Finance Corporation (Central) and Wells Fargo Retail Finance, LLC shall be deemed to be one Lender.

(l) Section 1 of the Loan Agreement is hereby amended by inserting, in the appropriate alphabetical order, the following new definition:

“Suppressed Availability” shall mean the amount, if positive, equal to (x) the aggregate of (1) the amount determined in accordance with subclause (i) of clause (a) of the definition of “Borrowing Base” minus (2) Reserves, minus (y) the Maximum Credit at such time.

(m) The increase in Maximum Credit pursuant to Section 2.3 of the Loan Agreement shall be deemed to have been duly completed upon the effective date of the Agreement and such provision shall have no further force and effect.

(n) Section 6.3(b) of the Loan Agreement is hereby amended by deleting the reference to “Chicago, Illinois” appearing therein and substituting “Boston, Massachusetts” in its place.

(o) Section 6.5 of the Loan Agreement is hereby amended by deleting the reference to “Chicago, Illinois” appearing therein and substituting “Boston, Massachusetts” in its place.

(p) Section 6.9(b) of the Loan Agreement is hereby amended by deleting each reference to “Chicago, Illinois” appearing therein and substituting “Boston, Massachusetts” in each such place.

(q) Section 6.11(i) of the Loan Agreement is hereby amended and restated to read as follows:

“(i) Each Person that is a Lender as of the date of this Agreement or becomes a Lender after the date of this Agreement (i) either (a) represents and warrants to Borrower that such Person is incorporated or organized under the laws of the United States or a state thereof or (b) if such Person is organized under the laws of any jurisdiction other than the United States or any State thereof, agrees to furnish to Agent and Borrower prior to the time that Agent or Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein such Lender claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by such Lender, and (ii) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.”

(r) Section 7.3(d) of the Loan Agreement is hereby amended and restated to read as follows:

“(d) upon Agent’s request, Borrower shall deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely: (i) one (1) time in any twelve (12) month period at Borrower’s expense if average daily Excess Availability (calculated at the end of each calendar month using the actual number of days in such month) is equal to or greater than $30,000,000 (it being acknowledged and agreed that the collateral appraisal delivered to Agent in connection with the execution of the First Amendment shall count as an appraisal described in this clause (i)), (ii) one (1) additional time during such twelve (12) month period at Borrower’s expense if average daily Excess Availability is less than $30,000,000 (calculated at the end of each calendar month using the actual number of days in such month) and Agent requests such additional appraisal, (iii) at any time or times Agent may reasonably request at the expense of Agent and Lenders, and (iv) at any time or times as Agent may request at Borrower’s expense at any time after an Event of Default has occurred and is continuing;”

(s) Section 9.18 of the Loan Agreement is hereby amended by (i) deleting the reference to the parenthetical “(calculated without regard to any Maximum Credit limitation)” and (ii) deleting the dollar amount “$8,500,000” and substituting the dollar amount “$18,750,000” in its place.

(t) Section 9.21(f) of the Loan Agreement is hereby amended and restated to read as follows:

“(f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and Borrower’s or such Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office; provided, that, no more than two (2) periodic field exams, at Borrower’s expense, will be conducted in any consecutive twelve (12) month period prior to the occurrence of an Event of Default (and only one (1) time in any twelve (12) month period prior to the occurrence of an Event of Default in the event that average daily Excess Availability (calculated at the end of each calendar month using the actual number of days in such month) is equal to or greater than $30,000,000) (it being acknowledged and agreed that the field examination delivered to Agent in connection with the execution of the First Amendment shall count as a field examination described in this Section 9.21(f));”

(u) Section 13.1(a) of the Loan Agreement is hereby amended by deleting the reference to “Chicago, Illinois” appearing therein and substituting “Boston, Massachusetts” in its place.

(v) The notice address for the Borrower or any Guarantor set forth in Section 13.3 of the Loan Agreement is hereby amended and restated to read as follows:

Gregg Appliances, Inc.

4151 East 96th Street

Indianapolis, Indiana 46240

Attention: Chief Financial Officer

Telephone No.: (317) 848-8710

Telecopy No.: (317) 848-8788

(w) The second sentence of Section 13.7(b) of the Loan Agreement is hereby amended and restated to read as follows:

“Agent shall also maintain a copy of each Assignment and Acceptance and Lender Joinder Agreement delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance and Lender Joinder Agreement.”

Section 2. Joinder.

Section 2.1 Increase to the Maximum Credit. Each Incremental Lender hereby agrees to provide its Commitment, as set forth on Schedule A annexed hereto (the “Incremental Commitment”), which Incremental Commitment is in addition to its existing Commitment, if any, upon the satisfaction of each of the applicable conditions precedent set forth in Section 3 of this Agreement. Upon the effectiveness of this Agreement, (a) each Incremental Lender which is not also an Existing Lender shall be a party to the Loan Agreement and the other Financing Agreements and shall have the rights and obligations of a Lender thereunder and (b) the participation interests (and fees with respect thereto) in all outstanding Letter of Credit Accommodations will be adjusted to reflect each Lender’s new Pro Rata Share.

Section 2.2. Agreements of Incremental Lenders. Each Incremental Lender (a) confirms that it has received a copy of the Loan Agreement and the other Financing Agreements, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (b) agrees that it will, independently and without reliance upon the Agent or the Lead Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (c) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement and the other Financing Agreements as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.

Section 2.3. Miscellaneous.

(a) For purposes of the Loan Agreement, the initial notice address of each Incremental Lender which is not also an Existing Lender shall be as set forth below its respective signature below.

(b) For each Incremental Lender which is not also an Existing Lender, delivered herewith to the Agent are such forms, certificates or other evidence with respect to

United States federal income tax withholding matters as such Incremental Lender may be required to deliver to the Agent pursuant to Section 6.11 of the Loan Agreement.

(c) Upon the effectiveness of this Agreement, the Agent will record all Loans made by each Incremental Lender in the Register.

Section 3. Conditions Precedent to Effectiveness of Agreement.

Section 3.1 The effectiveness of this Agreement is subject to (i) the satisfaction of the conditions set forth in Section 3.2 of this Agreement and (ii) that Agent shall have received a duly executed counterpart of this Agreement from Borrower and all Lenders.

Section 3.2 The effectiveness of this Agreement is subject to the satisfaction of the following conditions:

(a) Agent shall have received a reaffirmation of guaranty from HHG in the form attached hereto as Exhibit A;

(b) Borrower shall have paid all fees and other amounts due and payable by it under the Loan Agreement, including to the extent invoiced, fees, costs and expenses owing to Latham & Watkins LLP, under any other Financing Agreement or under the Fee Letter; and

(c) Agent shall have received a Secretary’s Certificate of the Borrower and HHG certifying the passage and continued effectiveness of resolutions from the Borrower and HHG approving the transactions contemplated by this Agreement and the incumbency of the officers executing this Agreement and the documents delivered in connection therewith, in each case in form and substance satisfactory to the Agent.

(d) The Agent shall have received, for the account of each Incremental Lender, the payment of a commitment fee equal to 5.0% of each Incremental Lender’s Incremental Commitment.

(e) The representations and warranties contained in this Agreement shall be true and correct in all material respects.

(f) Each Incremental Lender which is not also an Existing Lender shall have received from Borrower all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(g) Agent and the Incremental Lenders shall have received the following legal opinions and documents: (x) executed legal opinions of Bingham McCutchen LLP, special counsel to the Borrower and HHG, and Ice Miller, special Indiana counsel to the Borrower and HHG, as required by Section 2.3(c)(iii) of the Loan Agreement (including an opinion as to no conflicts with Indebtedness), (y) a certificate executed by a senior officer of the Borrower and HHG certifying that all of the conditions precedent to the making of the Loans set forth in Section 4.2 of the Loan Agreement shall be satisfied as of the date of the increase in the Maximum Credit contemplated by this Agreement, both before and after giving effect to such increase, and (z) all other documents reasonably requested by the Agent in connection with this Agreement, in each case in form and substance satisfactory to the Agent.

Section 4. Representations, Warranties and Covenants. In order to induce Agent and Lenders to enter into this Agreement, Borrower represents, warrants and covenants to Agent and Lenders, upon the effectiveness of this Agreement, which representations, warranties and covenants shall survive the execution and delivery of this Agreement that:

(a) Increase in Maximum Credit. The increase in the Maximum Credit contemplated by this Agreement shall not, on the effective date of this Agreement, (i) violate any applicable law, regulation or order or decree of any court or other Governmental Authority and (ii) be enjoined, temporarily, preliminarily or permanently.

(b) No Default; etc. No Default or Event of Default has occurred and is continuing after giving effect to this Agreement or would result from the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c) Power and Authority; Authorization. Borrower has the corporate power and authority to execute and deliver this Agreement and to perform the terms and provisions of the Loan Agreement, as amended by this Agreement, and the execution and delivery by Borrower of this Agreement, and the performance by the Borrower of its obligations hereunder and under the Financing Agreements have been duly authorized by all requisite corporate action by Borrower.

(d) Execution and Delivery. Borrower has duly executed and delivered this Agreement.

(e) Enforceability. This Agreement and the Loan Agreement, as amended by this Agreement constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ right generally, and by general principles of equity.

(f) Representations and Warranties. All of the representations and warranties contained in the Loan Agreement and in the other Financing Agreements (other than those which speak expressly only as of a different date) are true and correct in all material respects as of the date hereof after giving effect to this Agreement and the transactions contemplated hereby.

Section 5. Miscellaneous.

(a) Effect; Ratification. Borrower acknowledges that all of the reasonable fees, costs and expenses of Latham & Watkins LLP incurred by Agent in connection herewith shall be reimbursable under Section 9.21 of the Loan Agreement. The amendments and waiver set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Loan Agreement or of any other Financing Agreement or (ii) prejudice any right or rights that Agent or any Lender may now have or may have in the future under or in connection with the Loan Agreement or any other Financing Agreement. Each reference in the Loan Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the other Financing Agreements to the “Loan Agreement” shall mean the Loan Agreement as amended hereby. This Agreement shall be construed in connection with and as part of the Loan Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Agreement and each other Financing Agreement, except as herein amended are hereby ratified and confirmed and shall remain in full force and effect.

(b) Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart constituting an original but all together one and the same instrument.

(c) Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement No. 1 and Joinder to Amended and Restated Loan and Security Agreement as of the date first above written.

GREGG APPLIANCES, INC., as Borrower

By:	/s/ Jeremy Aguilar
Name:	Jeremy Aguilar
Title:	Chief Financial Officer

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), as Agent, an Existing Lender and an Incremental Lender

By:	/s/ Vicky Geist
Name:	Vicky Geist
Title:	Director

NATIONAL CITY BUSINESS CREDIT, INC., as an Existing Lender and an Incremental Lender

By:	/s/ Matthew Potter
Name:	Matthew Potter
Title:	Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as an Incremental Lender

By:	/s/ Karim Blasetti
Name:	Karim Blasetti
Title:	Vice President

By:	/s/ Kevin Buddhdew
Name:	Kevin Buddhdew
Title:	Associate

Notice Address:	11 Madison Avenue New York, NY 10010

Attention:	Shaheen Malik
Telephone:	(212) 538-4047
Facsimile:	(212) 325-8319

BARCLAYS BANK PLC, as an Incremental Lender

By:	/s/ Tami Kidd
Name:	Tami Kidd
Title:	Director

Notice Address:	745 Seventh Ave., 26th Floor New York, NY 10019

Attention:	Ritam Bhalla
Telephone:	212-526-1819
Facsimile:	212-758-2774

WELLS FARGO RETAIL FINANCE, LLC, as an Existing Lender

By:	/s/ Jennifer Cann
Name:	Jennifer Cann
Title:	Senior Vice President

EXHIBIT A

REAFFIRMATION OF GUARANTY

September 15, 2009

Wachovia Capital Finance Corporation (Central), as Agent

150 S. Wacker Drive

Chicago, Illinois 60606

Re:	Guarantee

Please refer to (1) the Amended and Restated Loan and Security Agreement dated as of July 25, 2007 (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”), among Gregg Appliances, Inc., an Indiana corporation (“Borrower”), HHG Distributing, LLC, an Indiana limited liability company (“HHG”) the lenders party thereto (the “Lenders”) and Wachovia Capital Finance (Central), as agent (“Agent”) for the Lenders, and (2) the Amended and Restated Guarantee dated July 25, 2007 (as amended, the “Guarantee”) by HHG in favor of Agent. Pursuant to Amendment No. 1 and Joinder to Amended and Restated Loan and Security Agreement dated as of the date hereof (the “Agreement”) among Agent, the Lenders signatory thereto and the Borrower, the Loan Agreement has been amended in accordance with the terms and conditions of the Agreement.

HHG hereby (i) acknowledges and reaffirms all of its obligations and undertakings under the Guarantee, (ii) acknowledges and agrees that subsequent to, and taking into account all of the terms and conditions of the Agreement, the Guarantee is and shall remain in full force and effect in accordance with the terms thereof and (iii) agrees to the amendments set forth in Section 1 of the Agreement.

[Signature Page Follows]

GUARANTOR: HHG DISTRIBUTING, LLC

By:	/s/ Dennis May
Name:	Dennis May
Title:	President, CEO

[SIGNATURE PAGE TO REAFFIRMATION OF GUARANTY]

SCHEDULE A

Name of Incremental Lender	Amount of Incremental Commitment
Wachovia Capital Finance Corporation (Central)	$1,500,000
National City Business Credit, Inc.	$11,000,000
Credit Suisse, Cayman Islands Branch	$6,250,000
Barclays Bank PLC	$6,250,000